EXHIBIT 99.1

American Eagle Outfitters Reports December Sales Of $546.1 Million
Same Store Sales Decrease 2%

Lowers Fourth Quarter EPS Guidance
Updates Share Repurchase Program

Pittsburgh, PA - January 9, 2008 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended January 5, 2008 were $546.1 million, an increase of 5% compared to $522.4 million for the five weeks ended December 30, 2006. Due to the 53rd week in fiscal 2006, December 2007 comps are compared to the five week period ended January 6, 2007. On this basis, comparable store sales decreased 2%, compared to a 16% increase for the same period last year.

Total sales for the year-to-date 48 week period ended January 5, 2008 increased 12% to $2.892 billion, compared to $2.591 billion for the 48 week period ended December 30, 2006. Comparable store sales increased 2% for the year-to-date period.

In December, the company faced a challenging comparison to last year, and a difficult traffic environment, particularly in the weeks prior to Christmas. However, the company had strong results in a number of areas, including broad-based strength in the men's business as well as several key areas in women's.

Based on a weaker sales environment, management lowered the fourth quarter earnings per share expectation to $0.64 to $0.65 compared to $0.66 per share last year. The company's previous guidance was $0.67 to $0.70 per share.

Subsequent to the third quarter, the company repurchased a total of 7.5 million shares of common stock for approximately $150.7 million. This brings the year-to-date total repurchases to 16.4 million shares for approximately $393.9 million, leaving 13.6 million shares available for repurchase.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

About American Eagle Outfitters:
American Eagle Outfitters, Inc. (NYSE:AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 854 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than forty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 39 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 19 stores. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter earnings expectations may not be achieved, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

 CONTACT: American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300